Exhibit 10.1

FORM OF

TAX MATTERS AGREEMENT

by and between

CBS CORPORATION

and

CBS OUTDOOR AMERICAS INC.

dated as of

2

3

Outdoor Americas Capital Stock	5
Outdoor Americas Carryback	5
Outdoor Americas Common Stock	5
Outdoor Americas Entity	5
Outdoor Americas Group	5
Outdoor Americas Indemnified Party	6
Outdoor Americas Separate Return	6
Past Practice	18
Past Practices	6
Payment Date	6
Person	6
Plan of Reorganization	6
Post-Distribution Ruling	6, 22
Post-IPO Period	6
Pre-Deconsolidation Period	6
Pre-IPO Period	6
Preliminary Tax Advisor	6, 32
Prime Rate	7
Privilege	7
Proposed Acquisition Transaction	7
Radio Media Distribution	7
Refund	7
Representation Letters	8
Responsible Company	8
Retention Date	8, 28
Return	10
Ruling Request	8
Separate Return	8
Separation Agreement	8
Separation Plan	8
Separation Tax Losses	8
Separation Transactions	8
Split-Off	9
Split-Off Date	9
State Income Tax	9
State Other Tax	4, 9
Straddle Period	9
Tax	9
Tax Advisor	9
Tax Attribute	9
Tax Authority	9
Tax Benefit	9
Tax Contest	10
Tax Control	10
Tax Item	10
Tax Law	10

2

Tax Opinions/Rulings	10
Tax Period	10
Tax Records	10
Tax Return	10
Taxes	9
Tax-Free Status	10
Treasury Regulations	11
Underwriters	11
Unqualified Tax Opinion	11

3

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [            ], 2014, by and among CBS Corporation., a Delaware corporation (“CBS”), and CBS Outdoor Americas Inc. a Maryland corporation and an indirect wholly owned subsidiary of CBS (“Outdoor Americas”) (CBS and Outdoor Americas are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”).

RECITALS

WHEREAS, CBS presently indirectly owns 100% of Outdoor Americas;

WHEREAS, pursuant to the Plan of Reorganization (as defined below), CBS Radio Media, a Delaware corporation and an indirect wholly owned subsidiary of CBS (“Radio Media”) transferred the stock or other equity interests of certain of CBS’s Affiliates (as defined below) that own Outdoor Americas Business (as defined below) assets and/or are dedicated to the Outdoor Americas Business to Outdoor Americas in exchange for Outdoor Americas Common Stock (as defined below) and the Cash Payment (as defined below) (the “Contribution”);

WHEREAS, as of the Contribution, Radio Media presently owns all of the outstanding shares of Outdoor Americas Common Stock;

WHEREAS, Outdoor Americas intends to issue shares of Outdoor Americas Common Stock in an IPO (as defined below), immediately following which Radio Media will own 80% or more of the outstanding shares of Outdoor Americas Common Stock;

WHEREAS, after the IPO, CBS intends to (i) cause Radio Media to distribute the Outdoor Americas Common Stock held directly by Radio Media to its sole shareholder pursuant to the Plan of Reorganization (the “Radio Media Distribution”), (ii) following the Radio Media Distribution, cause certain of its Subsidiaries to transfer the Outdoor Americas Common Stock held indirectly by CBS to CBS through a series of internal distributions (each such distribution and the Radio Media Distribution, collectively, the “Internal Spin-Offs”) and (iii) following the last Internal Spin-Off, transfer the Outdoor Americas Common Stock held directly by CBS to its shareholders in the Split-Off (as defined below);

WHEREAS, CBS intends to effect the Split-Off by (i) consummating an offer to exchange shares of Outdoor Americas Common Stock owned by CBS for shares of CBS Common Stock then outstanding and (ii) in the event that holders of CBS Common Stock subscribe for less than all of the shares of Outdoor Americas Common Stock owned by CBS in such exchange offer, by (a) offering the remaining shares of Outdoor Americas Common Stock owned by CBS in one or more subsequent exchange offers and/or (b) distributing the remaining shares of Outdoor Americas Common Stock owned by CBS on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the exchange offer(s);

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Contribution and the Radio Media Distribution (if effected), taken together, will qualify as a Tax-free “reorganization” pursuant to Sections 368(a)(1)(D) and 355 of the Code (as defined below);

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, each of the Internal Spin-Offs (other than the Radio Media Distribution), if effected, will qualify as a Tax-free transaction under Section 355 of the Code;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Split-Off, if effected, will qualify as a Tax-free transaction under Section 355 of the Code;

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for certain Taxes arising prior to, at the time of, and subsequent to the IPO, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Article 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Active Trade or Business” means, with respect to each of CBS and Outdoor Americas and the members of their respective Groups, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the trades or businesses relied upon in the Tax Opinions/Rulings to satisfy Section 355(b) of the Code as conducted immediately prior to the IPO, or, in connection with a Separation Transaction with respect to which no rulings were requested from the IRS intended to qualify, for U.S. federal income tax purposes, as a Tax-free transaction under Section 355 of the Code, as conducted immediately prior to such Separation Transaction.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for a Tax Benefit with respect to Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” means this Tax Matters Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Canadian Income Tax” means any Tax imposed by Canada, or by any province or political subdivision thereof, which is an income Tax as defined in Treasury Regulation Section 1.901-2.

“Cash Payment” has the meaning set forth in the Plan of Reorganization.

“CBS” has the meaning provided in the first sentence of this Agreement.

“CBS Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which CBS is the common parent.

“CBS Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the CBS Affiliated Group.

“CBS Group” means CBS and its Subsidiaries, excluding any entity that is a member of the Outdoor Americas Group as determined immediately after the IPO.

“CBS Indemnified Party” means any officer, director or employee of CBS or any of its Affiliates.

“CBS Separate Return” means any Tax Return of or including any member of the CBS Group (including any consolidated, combined or unitary Tax Return that does not include any member of the Outdoor Americas Group).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meaning provided in the first sentence of this Agreement.

“Contribution” has the meaning provided in the Recitals.

“Controlled Company” means any company the stock of which is distributed pursuant to any of the Distributions.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Deconsolidation Date” means the last date on which Outdoor Americas qualifies as a member of the CBS Affiliated Group.

“Dispute” has the meaning set forth in Article 13 of this Agreement.

“Distributions” refers, collectively, to steps 9, 10, 13, and 20-25 of the Separation Plan.

“Distributing Company” means any company that distributes the stock of another company pursuant to any of the Distributions.

“Employment Tax” means any tax and any interest, penalty, additions to tax, or additional amounts with respect thereto the liability or responsibility for which is allocated pursuant to Article IX of the Separation Agreement.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Filing Date” has the meaning set forth in Section 6.05 of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; or (iv) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Final Distribution Date” has the meaning set forth in Section 6.01(c) of this Agreement.

“Foreign Income Tax” means any Tax imposed by any foreign country other than Canada and by any political subdivision of any foreign country other than Canada, which Tax is an income tax as defined in Treasury Regulation Section 1.901-2.

“Foreign Other Tax” means any Tax imposed by any foreign country and by any political subdivision of any foreign country other than any Foreign Income Tax or Canadian Income Tax.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” means the CBS Group or the Outdoor Americas Group, or both, as the context requires.

“Income Tax” means any Tax that is a Canadian Income Tax, a Federal Income Tax, a Foreign Income Tax or a State Income Tax.

“Indemnitee” has the meaning set forth in Section 12.02 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.02 of this Agreement.

“IPO” has the meaning set forth in the Separation Agreement.

“IPO Closing Date” means the date on which the proceeds of any sale of Outdoor Americas Common Stock to the Underwriters are received, or such other time as is determined by CBS.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the CBS Group together with one or more members of the Outdoor Americas Group.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

“Outdoor Americas” has the meaning provided in the first sentence of this Agreement.

“Outdoor Americas Business” has the meaning set forth in the Separation Agreement.

“Outdoor Americas Capital Stock” means all classes or series of capital stock of Outdoor Americas (or any entity treated as a successor to Outdoor Americas), including (i) the Outdoor Americas Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments treated as stock in Outdoor Americas (or any entity treated as a successor to Outdoor Americas) for U.S. federal income tax purposes.

“Outdoor Americas Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Outdoor Americas Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Outdoor Americas Common Stock” has the meaning set forth in the Separation Agreement.

“Outdoor Americas Entity” means an entity which is a member of the Outdoor Americas Group.

“Outdoor Americas Group” means (i) Outdoor Americas and its Subsidiaries, as well as (ii) any entity which (A) was an Affiliate of CBS or an Affiliate of a member of the Outdoor Americas Group, (B) conducted solely or predominantly the Outdoor Americas Business, and (C) is no longer an Affiliate of CBS as of the IPO.

“Outdoor Americas Indemnified Party” means any officer, director or employee of Outdoor Americas or any of its Affiliates.

“Outdoor Americas Separate Return” means any Tax Return of or including any member of the Outdoor Americas Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the CBS Group.

“Past Practices” has the meaning set forth in Section 3.03(a) of this Agreement.

“Payment Date” means (i) with respect to any CBS Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (C) the date such Tax Return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Plan of Reorganization” has the meaning set forth in the Separation Agreement.

“Post-Distribution Ruling” has the meaning set forth in Section 6.01(d)(vi) of this Agreement.

“Post-IPO Period” means any Tax Period beginning after the IPO Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the IPO Closing Date.

“Pre-IPO Period” means any Tax Period ending on or before the IPO Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the IPO Closing Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 13.03 of this Agreement.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Outdoor Americas management or shareholders, is a hostile acquisition, or otherwise, as a result of which Outdoor Americas would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Outdoor Americas and/or one or more holders of outstanding shares of Outdoor Americas Capital Stock, a number of shares of Outdoor Americas Capital Stock that would, when combined with any other changes in ownership of Outdoor Americas Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise a 40% or greater interest in Outdoor Americas (i) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Outdoor Americas of a shareholder rights plan or (ii) issuances by Outdoor Americas that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulation Section 1.355-7(d), or (iii) transfers of Outdoor Americas Capital Stock that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Outdoor Americas shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute, Treasury Regulations promulgated under Section 355(e) of the Code or official IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Radio Media Distribution” has the meaning provided in the Recitals.

“Refund” shall mean any Tax Benefit, but only to the extent such Tax Benefit is actually realized in cash or as a reduction to Taxes otherwise payable by the relevant party, together with any interest paid on or with respect to such Tax Benefit; provided, however, that the amount of any Tax Benefit shall be net of any Taxes imposed by any Taxing Authority on the receipt of the Tax Benefit, including any Taxes imposed by way of withholding or offset.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered by CBS, Outdoor Americas or any of their respective Affiliates or representatives in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Responsible Company” means, with respect to any Tax Return, the Company required to prepare and file such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Ruling Request” means any letter filed by CBS with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of any of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such ruling request letter.

“Separate Return” means a CBS Separate Return or an Outdoor Americas Separate Return, as the case may be.

“Separation Agreement” means the Master Separation Agreement, as amended from time to time, by and among CBS and Outdoor Americas dated [            ], 2014.

“Separation Plan” means the Step Plan dated [            ], 2014, attached hereto as Exhibit A.

“Separation Transactions” means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Outdoor Americas Business from CBS.

“Separation Tax Losses” means (i) all Taxes imposed pursuant to (or any reduction to a Refund resulting from) any Final Determination or otherwise; (ii) all third party accounting, legal and other professional fees and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all third party costs, expenses and damages associated with any stockholder litigation or other controversy and any amount paid by CBS (or any CBS Affiliate) or Outdoor Americas (or any Outdoor Americas Affiliate) in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of the Contribution and the Distributions to have Tax-Free Status; (y) the failure of a Separation Transaction to have the tax treatment described in the Tax

Opinions/Rulings (or, if not so described in the Tax Opinions/Rulings, in the Separation Plan) or to qualify as tax-free to the extent that tax-free treatment was intended; or (z) the failure of related transactions that would not have occurred had the IPO or Split-Off not occurred to qualify as tax-free to the extent that tax-free treatment was intended.

“Split-Off” has the meaning set forth in the Separation Agreement.

“Split-Off Date” has the meaning set forth in the Separation Agreement.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State other than any State Income Tax.

“Straddle Period” means, as context requires, any Tax Period that begins before and ends after the IPO Closing Date or any Tax Period that begins before and ends after the Deconsolidation Date.

“Tax” or “Taxes” means, other than Employment Taxes, any taxes, fees, assessments, duties or other similar charges imposed by any Tax Authority, including without limitation, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax), and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any refund, reimbursement, offset, credit, or other reduction in liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” means the qualification of (i) the Contribution and the Radio Media Distribution, taken together, as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) each of the Distributions (other than the Radio Media Distribution) as a transaction described in Section 355(a) of the Code; (iii) the Distributions as transactions in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) or 355(e) of the Code cause such stock to be treated as other than “qualified property” for any purposes), (iii) the Contribution and the Distributions as transactions in which the Distributing Companies, the Controlled Companies and the shareholders of CBS, as applicable, recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and/or 1032 of the Code, as applicable, other than, in the case of CBS (or any other member of the CBS Group) and Outdoor Americas (or any other member of the Outdoor Americas Group), intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS or other Tax Authorities delivered to CBS in connection with the Contribution and the Distributions or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return work papers, (iii) documentation relating to Tax Contests, and (iv) other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Underwriters” has the meaning set forth in the Separation Agreement.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to CBS, and on which CBS may rely to the effect that (a) a transaction will not affect the Tax-Free Status and (b) will not adversely affect any of the conclusions set forth in the Tax Opinions/Rulings. Any such opinion must assume that the Contribution and the Distributions would have qualified for Tax-Free Status if the transaction in question did not occur.

Article 2. Responsibility for Tax Liabilities.

Section 2.01 General Rule.

(a) CBS Liability. CBS shall be liable for, and shall indemnify, defend, and hold harmless the Outdoor Americas Group and any Outdoor Americas Indemnified Party from and against any liability for, Taxes for which CBS is responsible under this Article 2.

(b) Outdoor Americas Liability. Outdoor Americas shall be liable for, and shall indemnify, defend, and hold harmless the CBS Group and any CBS Indemnified Party from and against any liability for, Taxes for which Outdoor Americas is responsible under this Article 2.

Section 2.02 Federal Income Taxes and Canadian Income Taxes. Except as provided in Section 2.05, Section 2.07 and/or Section 2.08, CBS and Outdoor Americas shall be responsible for Federal Income Taxes and Canadian Income Taxes as follows:

(a) Joint Returns

(i) Joint Returns for Pre-IPO Periods. With respect to any Joint Return, CBS shall be responsible for all Federal Income Taxes and Canadian Income Taxes due with respect or attributable to or required to be reported on any such Joint Return for any Pre-IPO Period.

(ii) Joint Returns for Post-IPO Periods.

(A) Outdoor Americas shall be responsible for all Federal Income Taxes and Canadian Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period which Taxes are attributable to the Outdoor Americas Group or the Outdoor Americas Business, as determined pursuant to Section 2.06.

(B) CBS shall be responsible for all Federal Income Taxes and Canadian Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period other than those Federal Income Taxes and Canadian Income Taxes described in Section 2.02(a)(ii)(A).

(b) Separate Returns.

(i) CBS shall be responsible for all Federal Income Taxes due with respect or attributable to or required to be reported on any CBS Separate Return for any Tax Period.

(ii) Outdoor Americas shall be responsible for all Federal Income Taxes and Canadian Income Taxes due with respect or attributable to or required to be reported on any Outdoor Separate Return for any Tax Period.

Section 2.03 State Income Taxes and State Other Taxes. Except as provided in Section 2.05, Section 2.07 and/or Section 2.08, CBS and Outdoor Americas shall be responsible for State Income Tax and State Other Tax as follows:

(a) State Income Taxes Relating to Joint Return

(i) Pre-IPO Periods. CBS shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any Joint Return for all Pre-IPO Periods.

(ii) Post-IPO Periods.

(A) Outdoor Americas shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period which Taxes are attributable to the Outdoor Americas Group or the Outdoor Americas Business, as determined pursuant to Section 2.06.

(B) CBS shall be responsible for all State Income Taxes due with respect to or required to be reported on any Joint Return for any Post-IPO Period other than those State Income Taxes described in Section 2.03(a)(ii)(A).

(b) State Income Taxes Relating to Separate Returns.

(i) CBS shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any CBS Separate Return for any Tax Period.

(ii) Outdoor Americas shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any Outdoor Americas Separate Return for any Tax Period.

(c) State Other Taxes Relating to Joint Returns.

(i) Pre-IPO Periods. CBS shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Joint Return for all Pre-IPO Periods.

(ii) Post-IPO Periods.

(A) Outdoor Americas shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period which Taxes are attributable to the Outdoor Americas Group or the Outdoor Americas Business.

(B) CBS shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period other than those State Other Taxes described in Section 2.03(c)(ii)(A).

(d) State Other Tax Relating to Separate Returns.

(i) Outdoor Americas shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Outdoor Americas Separate Return for any Tax Period.

(ii) CBS shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any CBS Separate Return for any Tax Period.

Section 2.04 Foreign Income Taxes and Foreign Other Taxes. Except as provided in Section 2.05, Section 2.07 and/or Section 2.08, CBS and Outdoor Americas shall be responsible for Foreign Income Tax and Foreign Other Tax as follows:

(a) Foreign Income Tax Relating to Joint Returns

(i) Pre-IPO Periods. CBS shall be responsible for all Foreign Income Taxes due with respect or attributable to or required to be reported on any Joint Return for all Pre-IPO Periods.

(ii) Post-IPO Periods.

(A) Outdoor Americas shall be responsible for all Foreign Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period which Taxes are attributable to the Outdoor Americas Group or the Outdoor Americas Business, as determined pursuant to Section 2.06.

(B) CBS shall be responsible for all Foreign Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period other than those Foreign Income Taxes described in Section 2.04(a)(ii)(A).

(b) Foreign Income Taxes Relating to Separate Returns.

(i) Outdoor Americas shall be responsible for all Foreign Income Taxes due with respect or attributable to or required to be reported on any Outdoor Americas Separate Return for any Tax Period, including any Foreign Income Tax of Outdoor Americas or any member of the Outdoor Americas Group imposed or collected by way of withholding by a member of the CBS Group.

(ii) CBS shall be responsible for all Foreign Income Taxes due with respect or attributable to or required to be reported on any CBS Separate Return for any Tax Period.

(c) Foreign Other Taxes Relating to Joint Returns.

(i) Pre-IPO Periods. CBS shall be responsible for all Foreign Other Taxes due with respect or attributable to or required to be reported on any Joint Return for all Pre-IPO Periods.

(ii) Post-IPO Periods.

(A) Outdoor Americas shall be responsible for all Foreign Other Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period which Taxes are attributable to the Outdoor Americas Group or the Outdoor Americas Business.

(B) CBS shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-IPO Period other than those Foreign Other Taxes described in Section 2.03(c)(ii)(A).

(d) Foreign Other Tax Relating to Separate Returns.

(i) Outdoor Americas shall be responsible for all Foreign Other Taxes due with respect or attributable to or required to be reported on any Outdoor Americas Separate Return for any Tax Period.

(ii) CBS shall be responsible for all Foreign Other Taxes due with respect or attributable to or required to be reported on any CBS Separate Return for any Tax Period.

Section 2.05 Certain Employment and Other Taxes.

(a) Employment Taxes. Notwithstanding anything contained herein to the contrary, this Agreement shall not apply with respect to Employment Taxes. Responsibility for Employment Taxes shall be determined as provided in Article IX of the Separation Agreement.

Section 2.06 Determination of Tax Attributable to the Outdoor Americas Group or the Outdoor Americas Business in respect of any Joint Return.

(a) United States Federal Income Tax. For purposes of this Agreement, the amount of Federal Income Taxes attributable to the Outdoor Americas Group or the Outdoor Americas

Business with respect to any Joint Return shall be as determined by CBS in good faith (except as otherwise provided in Section 2.06(e)) on a pro forma U.S. federal consolidated return of the Outdoor Americas Group (of which Outdoor America is the common parent) for any Tax Period or relevant portion thereof beginning after the IPO Closing Date and ending on (and including) or before the Deconsolidation Date prepared:

(i) assuming that the members of the Outdoor Americas Group were not members of the CBS Affiliated Group;

(ii) except as provided in subsection (iv) of this Section 2.06(a), using the same elections, accounting methods and conventions used on the CBS Federal Consolidated Income Tax Return for such period, to the extent applicable;

(iii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period; and

(iv) assuming that the Outdoor Americas Group elects not to or cannot carry back any Tax Attribute without the express written consent of CBS received pursuant to Section 3.05; provided, however, that for purposes of Sections 2.06(b), 2.06(c), 2.06(d), if a Tax Attribute is required under applicable law to be carried back, then such carryback shall be taken into account but only to the extent that CBS actually realizes a Tax Benefit; and

(v) assuming that the Outdoor Americas Group’s utilization of any Tax Attribute carryforward is limited to the Tax Attributes of the Outdoor Americas Group that would be available if the Federal Income Tax of the Outdoor Americas Group for each taxable year ending after December 31, 2013 were determined in accordance with this Section 2.06(a).

(b) Canadian Income Tax. For purposes of this Agreement, the amount of Canadian Income Taxes attributable to the Outdoor Americas Group or the Outdoor Americas Business with respect to any Joint Return shall be as determined by CBS in a manner consistent with the principles set forth in Section 2.06(a), to the extent relevant.

(c) State Income Tax. For purposes of this Agreement, the amount of State Income Taxes attributable to the Outdoor Americas Group or the Outdoor Americas Business with respect to any Joint Return shall be as determined by CBS in a manner consistent with the principles set forth in Section 2.06(a), to the extent relevant.

(d) Foreign Income Tax. For purposes of this Agreement, the amount of Foreign Income Taxes attributable to the Outdoor Americas Group or the Outdoor Americas Business with respect to any Joint Return shall be as determined by CBS in a manner consistent with the principles set forth in Section 2.06(a), to the extent relevant.

(e) Limitation. The amount of Federal Income Taxes, Canadian Income Taxes, State Income Taxes or Foreign Income Taxes attributable to the Outdoor Americas Group or the Outdoor Americas Business for any Tax Period subject to this Agreement shall, in each case, not be less than zero; unless the Outdoor Americas Group or the Outdoor Americas Business

generates a Tax Attribute for a Tax Period or relevant portion thereof beginning after the IPO Closing Date determined under the principles of this Section 2.06, and CBS actually realizes a net Tax Benefit as a result of the utilization of such Tax Attribute, as determined by CBS in its sole and absolute discretion.

Section 2.07 Additional Outdoor Americas Liability. Outdoor Americas shall be liable for, and shall indemnify, defend, and hold harmless the CBS Group and any CBS Indemnified Party from and against, any liability for:

(a) any Tax resulting from a breach by Outdoor Americas of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement;

(b) any Tax resulting from any breach of or inaccuracy in any representations, or portions thereof, relating primarily to Outdoor Americas or the Outdoor Americas Business in this Agreement, the Separation Agreement or any Ancillary Agreement or in connection with the Ruling Request, any Representation Letter or the Tax Opinion/Rulings;

(c) any Separation Tax Losses for which Outdoor Americas is responsible pursuant to Section 6.04 of this Agreement; and

(d) any costs and expenses (including reasonable legal fees and expenses) incurred in connection with any amounts for which Outdoor Americas is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.07, Section 6.04 or otherwise pursuant to this Agreement.

Section 2.08 Additional CBS Liability. CBS shall be liable for, and shall indemnify defend, and hold harmless the Outdoor Americas Group and any Outdoor Americas Indemnified Party from and against, any liability for:

(a) any Tax resulting from a breach by CBS of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement;

(b) to the extent not covered by Section 2.07(b), any Tax resulting from any breach of or inaccuracy in any representations made by CBS in this Agreement, the Separation Agreement or any Ancillary Agreement or in connection with the Ruling Request, any Representation Letter or the Tax Opinion/Rulings;

(c) any Separation Tax Losses for which CBS is responsible pursuant to Section 6.04 of this Agreement; and

(d) any liability for Taxes that are not attributable to the Outdoor Americas Group or the Outdoor Americas Business, as determined pursuant to Section 2.06, and imposed on any member of the Outdoor America Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state law as a result of such member of the Outdoor America Group having been a member of an affiliated, combined, consolidated, unitary or other similar group of which a member of the CBS Group was the parent.

(e) any costs and expenses (including reasonable legal fees and expenses) incurred in connection with any amounts for which Outdoor Americas is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.07, Section 6.04 or otherwise pursuant to this Agreement.

Article 3. Preparation and Filing of Tax Returns.

Section 3.01 CBS Responsibility.

(a) CBS shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), (x) all Joint Returns relating to Income Taxes and CBS Separate Returns which are required to be filed and (y) all Outdoor Americas Separate Returns relating to Income Taxes which are required to be filed for all Pre-Deconsolidation Periods. CBS shall pay all Taxes shown to be due on such Tax Returns to the relevant Tax Authority and Outdoor Americas shall make any payments to CBS required pursuant to Section 4.01.

(b) In the case of any Tax Return required to be prepared by Outdoor Americas pursuant to Section 3.02(a) that is required by law to be filed by a member of the CBS Group, CBS and Outdoor Americas shall cooperate to cause such Tax Return to be timely filed.

(c) At least 20 business days prior to the due date of any Tax Return with respect to Income Taxes required to be filed by CBS pursuant to this Section 3.01, CBS shall make available to Outdoor Americas (i) in the case of a Joint Return described in Section 3.01(a)(x), a draft of the pro forma U.S. federal and state Tax Returns relating to Income Taxes of the Outdoor Americas Group Affiliates that are included in such Joint Return, and (ii) in the case of an Outdoor Americas Separate Return described in Section 3.01(a)(y), a draft of such Outdoor Americas Separate Return, and, in the case of each of (i) and (ii), any work papers or other information related to the preparation thereof. CBS shall promptly consider, in good faith, the comments of Outdoor Americas with respect to such Tax Returns. For the avoidance of doubt, CBS shall have no obligation to make available to Outdoor Americas the entire Joint Return for any Pre-Deconsolidation Period.

Section 3.02 Outdoor Americas Responsibility.

(a) Outdoor Americas shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), all Tax Returns required to be filed by or with respect to members of the Outdoor Americas Group other than those Tax Returns which CBS is required to prepare and file under Section 3.01. Outdoor Americas shall pay all Taxes shown to be due on such Tax Return to the relevant Tax Authority.

(b) At least 20 business days prior to the due date of any Tax Return with respect to Income Taxes required to be filed by Outdoor Americas pursuant to Section 3.02 that relates to or includes any portion of a Pre-Deconsolidation Period, Outdoor Americas shall make available to CBS a draft of such Tax Return and any work papers or other information related to the preparation thereof. Outdoor America shall accept any reasonable comments of CBS with respect to such Tax Returns.

Section 3.03 Tax Reporting Practices.

(a) CBS General Rule. Except to the extent otherwise provided in Section 3.03(c), CBS shall report any item on any Tax Return that it is required to prepare and file or to cause to be prepared and filed pursuant to this Agreement in accordance with the past practices, accounting methods, elections or conventions (“Past Practice”) previously used by CBS with respect to the item in question, and to the extent that there is no Past Practice with respect to such item, in accordance with reasonable Tax accounting or other practices selected by CBS.

(b) Outdoor Americas General Rule. Except to the extent otherwise provided in Section 3.03(c), Outdoor Americas shall report any item on any Tax Return that it is required to prepare and file or cause to be prepared and filed pursuant to this Agreement in accordance with Past Practice previously used by CBS or the appropriate Outdoor Americas Entity, as appropriate, with respect to the item in question, and to the extent that there is no Past Practice, in accordance with reasonable Tax accounting or other practices selected by Outdoor Americas and reasonably acceptable to CBS.

(c) Reporting of Separation Transactions. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the relevant Tax Opinions/Rulings (to the extent still valid and in effect), taking into account the jurisdiction in which such Tax Returns are filed, provided, however, that in any case or with respect to any item where there is no relevant Tax Opinion/Ruling, the Tax treatment of the Separation Transactions shall be as determined by CBS in its good faith judgment.

Section 3.04 Consolidated or Combined Tax Returns. To the extent required or permissible under applicable law, Outdoor Americas shall take all necessary and/or appropriate action and shall cause its respective Affiliates to take all necessary and/or appropriate action to join in the filing of any Joint Returns.

Section 3.05 Outdoor Americas Carrybacks and Claims for Tax Benefit. Unless CBS otherwise consents in writing, Outdoor Americas shall (i) not file any Adjustment Request with respect to any Joint Return, (ii) waive any available elections to carry back to any Joint Return any Outdoor Americas Carryback arising in a Post-IPO Period, and (iii) not make any affirmative election to claim any such Outdoor Americas Carryback.

Section 3.06 Apportionment of Tax Attributes. CBS shall notify Outdoor Americas in writing of any Tax Attributes (and the amount thereof) of the CBS Affiliated Group (and, if applicable, any unitary, consolidated or other similar group under any state or foreign Law) that CBS determines, in its sole and absolute discretion, shall be allocated or apportioned to the Outdoor Americas Group under applicable Tax Law. Outdoor Americas shall and shall cause all members of the Outdoor Americas Group to prepare all Tax Returns in accordance with such allocation and Outdoor Americas shall not, and shall cause all members of the Outdoor Americas Group not, to take any position inconsistent with such allocation in connection with any Tax Contest or otherwise. Outdoor Americas shall not dispute CBS’s allocation or apportionment of Tax Attributes. Outdoor Americas may request that CBS undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the Outdoor

Americas Group under applicable Tax Law. If and to the extent that CBS determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise Outdoor Americas of its intention to undertake such determination within 30 Business Days of the receipt of such request, Outdoor Americas shall be permitted to undertake such determination at its own cost and expense and shall notify CBS of its determination, which determination shall not be binding upon CBS.

Article 4. Calculation of Tax and Payments.

Section 4.01 Taxes With Respect to Joint Returns.

(a) Calculation of Taxes With Respect to Joint Returns. In the case of any Joint Return, within 10 business days of a written request by CBS, Outdoor Americas shall provide CBS with information, documents, and access to Outdoor Americas personnel reasonably requested by CBS to prepare Joint Returns and calculate the Taxes attributable to Outdoor Americas pursuant to Section 2.06. Any information or documents shall be provided in such form as CBS reasonably requests. Any calculation by CBS of Taxes attributable to Outdoor Americas pursuant to Section 2.06 shall be made in good faith (except to the extent otherwise provided Section 2.06(e)) and shall be binding on Outdoor Americas absent manifest error.

(b) Notification of Taxes Owed With Respect to Joint Returns. At least 10 business days prior to any Payment Date for Taxes attributable to any Joint Return, CBS shall make the portion of such Joint Return and/or related work papers which are relevant to the determination of the Taxes attributable to Outdoor Americas pursuant to Section 2.06 available for review by Outdoor Americas. CBS shall consider in good faith any reasonable comments of Outdoor Americas with respect to such Joint Returns. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(c) Payment of Liability With Respect to Tax Due. At least 10 Business Days prior to any Payment Date for any Joint Return, Outdoor Americas shall pay to CBS the amount attributable to the Outdoor Americas Group under the provisions of Article 2 as calculated by CBS pursuant to Section 4.01(a). To the extent a payment attributable to estimated taxes is made pursuant to this Section 4.01(c), the amount attributable to Outdoor Americas will be recomputed and appropriate adjustments shall be made at the time the Tax Return for the full year with respect to which such estimated tax payments were made is filed.

Section 4.02 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment. The Responsible Company shall compute the amounts attributable to the CBS Group and the Outdoor Americas Group in accordance with Article 2 and Outdoor Americas shall pay to CBS any amount due CBS or CBS shall pay Outdoor Americas any amount due Outdoor Americas under Article 2 within 10 Business Days of the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto; provided, that no such payment shall be required to be made earlier than 5 Business Days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 4.03 Method for Making Payments. All payments required to be made under this Agreement shall be made by CBS directly to Outdoor Americas and by Outdoor Americas directly to CBS; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the CBS Group, on the one hand, may make such indemnification payment to any member of the Outdoor Americas Group, on the other hand, and vice versa. Unless otherwise specified in this agreement, all indemnification payments shall be made within 5 business days of the receipt by the indemnifying party of notification of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified party to the relevant Taxing Authority or other recipient. All indemnification payments shall be treated in the manner described in Section 12.01.

Article 5. Refunds.

Section 5.01 Refunds. CBS shall be entitled to any Refund attributable to Taxes for which CBS is liable hereunder. Outdoor Americas shall be entitled to any Refund attributable to Taxes for which Outdoor Americas is liable hereunder. Notwithstanding the foregoing two sentences, if CBS determines in its sole and absolute discretion that it has received a Refund as a result of a Tax Attribute generated by Outdoor Americas or Outdoor Americas Business for a Tax Period or relevant portion thereof beginning after the IPO Closing Date, as determined under the principles of Section 2.06 if applicable, CBS shall pay such Refund to Outdoor Americas only to the extent such Tax Attribute resulted in a net Tax Benefit to CBS, as determined by CBS in its sole and absolute discretion. A Company receiving a Refund to which another Company is entitled hereunder shall pay such Refund to such other Company within 20 Business Days after such Refund is received or the benefit of such Refund is realized.

Article 6. Tax-Free Status.

Section 6.01 Representations of and Restrictions on Outdoor Americas.

(a) Outdoor Americas hereby represents and warrants that (A) it has examined the Ruling Request and the Representation Letters (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions and policies of Outdoor Americas, its Subsidiaries, the Outdoor Americas Business or the Outdoor Americas Group), (B) to the extent in reference to Outdoor Americas, its Subsidiaries, the Outdoor Americas Business or the Outdoor Americas Group, the facts presented and the representations made therein are true, correct and complete, (C) it has no plan or intention of taking any action, or failing to take any action or knows of any circumstance, that could reasonably be expected to (i) adversely affect the Tax-Free Status of the Contribution and the Distributions, (ii) adversely affect the qualification of any Separation Transaction under any Tax Law as wholly or partially tax-free or tax-deferred to the extent that tax-free or tax-deferred treatment is intended by CBS or (iii) cause any representation or factual statement made in this Agreement, the Separation Agreement or any Ancillary Agreement, the Ruling Request or the Representation Letters to be untrue, and (D) during the period beginning two-years before the first Distribution Date and ending on the Final

Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Outdoor Americas Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Outdoor Americas Capital Stock (and any predecessor); provided, that no representation or warranty is made by Outdoor Americas regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h) by any one or more officers or directors of CBS.

(b) Outdoor Americas shall not take or fail to take, or permit any Outdoor Americas Affiliate to take or fail to take, any action if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Ruling Request, Representation Letters or Tax Opinions/Rulings. Outdoor Americas shall not take or fail to take, or permit any Outdoor Americas Affiliate to take or fail to take, any action if such action or failure to act would or reasonably could be expected to adversely affect (A) the Tax-Free Status of the Contribution and the Distributions, or (B) the qualification of any Separation Transaction under any Tax Law as wholly or partially tax-free or tax-deferred (including, but not limited to, those transactions described in any of the Tax Opinions/Rulings received with respect to such Separation Transaction) to the extent that tax-free or tax-deferred treatment was intended by CBS.

(c) From the date hereof until the first Business Day after the two-year anniversary of the date of the final distribution of stock of Outdoor Americas by CBS occurring pursuant to the Split-Off (the “Final Distribution Date”), Outdoor Americas shall (i) maintain its status as a company engaged in an Active Trade or Business, (ii) not engage in any transaction that would or reasonably could result in it ceasing to be a company engaged in an Active Trade or Business, (iii) cause each Outdoor Americas Affiliate whose Active Trade or Business is represented to or relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 (and where applicable, Section 368(a)(1)(D)) of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business, (iv) not engage in any transaction or permit an Outdoor Americas Affiliate to engage in any transaction that would or reasonably could result in an Outdoor Americas Affiliate described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business and (v) not dispose of or permit an Outdoor Americas Affiliate to dispose of, directly or indirectly, any interest in an Outdoor Americas Affiliate described in clause (iii) hereof.

(d) From the date hereof until the first Business Day after the two-year anniversary of the Final Distribution Date, Outdoor Americas shall not and shall not permit any Outdoor Americas Affiliate described in clause (iii) of Section 6.01(c) to

(i) enter into or permit to occur any Proposed Acquisition Transaction,

(ii) merge or consolidate with any other Person or liquidate or partially liquidate, provided that this Section 6.01(d)(ii) shall not apply to mergers, consolidations, liquidations, or partial liquidations effected exclusively between or among Outdoor Americas Affiliates in existence as of the date of this Agreement and which do not result in Outdoor Americas (or any successor) ceasing to exist as a corporation for U.S. federal income tax purposes.

(iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Outdoor Americas pursuant to the Contribution or sell or transfer 25% or more of the gross assets of any Active Trade or Business,

(iv) redeem or otherwise repurchase (directly or through an Outdoor Americas Affiliate) any Outdoor Americas stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Outdoor Americas Capital Stock (including, without limitation, through the conversion of one class of Outdoor Americas Capital Stock into another class of Outdoor Americas Capital Stock) or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would or reasonably could have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Outdoor Americas (or any successor) or otherwise jeopardize Tax-Free Status,

(vii) in each case, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Outdoor Americas shall have requested that CBS obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 6.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and CBS shall have received such a Post Distribution Ruling in form and substance satisfactory to CBS in its sole and absolute discretion, or (B) Outdoor Americas shall have provided CBS with an Unqualified Tax Opinion in form and substance satisfactory to CBS in its sole and absolute discretion (and in determining whether an opinion is satisfactory, CBS may consider, among other factors, the appropriateness of any underlying assumptions and any management representations used as a basis for the Unqualified Tax Opinion and CBS may determine that no opinion would be acceptable to CBS) or (C) CBS shall have waived (which waiver may be withheld by CBS in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 6.02 Restrictions on CBS. CBS agrees that it shall not take or fail to take, or permit any CBS Affiliate to take or fail to take, any action if such action or failure to act would or reasonably could be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. CBS shall not take or fail to take, or permit any CBS Affiliate to take or fail to take, any action that would or reasonably could be expected to adversely affect (A) the Tax-Free Status of the Contribution and the Distributions, or (B) the qualification of any Separation Transaction under any Tax Law as wholly or partially tax-free or tax-deferred (including, but not limited to, those transactions described in any of the Tax Opinions/Rulings received with respect to such Separation Transaction); provided, however, that this Section 6.02 shall not be construed as obligating CBS to consummate the Split-Off.

Section 6.03 Procedures Regarding Post Distribution Rulings and Unqualified Tax Opinions.

(a) If Outdoor Americas determines that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.01(d) (a “Notified Action”), Outdoor Americas shall notify CBS of this fact in writing.

(b) Post-Distribution Rulings or Unqualified Tax Opinions at Outdoor Americas’s Request. Unless CBS shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of Outdoor Americas pursuant to Section 6.01(d), CBS shall cooperate with Outdoor Americas and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Outdoor Americas to take the Notified Action. Notwithstanding the foregoing, CBS shall not be required to file or cooperate in the filing of any Ruling Request for a Post-Distribution Ruling under this Section 6.03(b) unless Outdoor Americas represents that (A) it has read the Ruling Request, and (B) all statements, information and representations relating to any member of the Outdoor Americas Group, contained in such Ruling Request are (subject to any qualifications therein) true, correct and complete. Outdoor Americas shall reimburse CBS for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of CBS personnel, incurred by the CBS Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Outdoor Americas within ten Business Days after receiving an invoice from CBS therefor.

(c) Post-Distribution Rulings or Unqualified Tax Opinions at CBS’s Request. CBS shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If CBS determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, Outdoor Americas shall (and shall cause each Affiliate of Outdoor Americas to) cooperate with CBS and take any and all actions reasonably requested by CBS in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Outdoor Americas shall not be required to make (or cause any Affiliate of Outdoor Americas to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control). CBS shall reimburse Outdoor Americas for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Outdoor Americas personnel, incurred by the Outdoor Americas Group in connection with such cooperation within ten Business Days after receiving an invoice from Outdoor Americas therefor.

(d) CBS shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only CBS shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, (A) CBS shall keep Outdoor Americas informed in a timely manner of all material actions taken or proposed to be taken by CBS in connection therewith; (B) CBS shall (1) reasonably in advance of the submission of any Ruling Request provide Outdoor Americas with a draft copy thereof; (2) reasonably consider Outdoor Americas’s comments on such draft copy; and (3) provide Outdoor Americas with a final copy; and (C) provide Outdoor Americas with notice reasonably in advance of, and Outdoor Americas shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Post-Distribution Ruling. Neither Outdoor Americas nor any Outdoor Americas Affiliate directly or indirectly controlled by Outdoor Americas shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation Transactions (including the impact of any transaction on the Separation Transactions).

Section 6.04 Liability for Separation Tax Losses.

(a) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 6.01(d) may have been provided), subject to Section 6.04(b), Outdoor Americas shall be responsible for, and shall indemnify, defend, and hold harmless CBS and its Affiliates and any CBS Indemnified Party from and against, any Separation Tax Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, the IPO, or the Distributions) of all or a portion of Outdoor Americas’s and/or its Affiliates’ stock and/or assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Outdoor Americas with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty-Percent or Greater Interest in Outdoor Americas (or any successor thereof) or any other Controlled Company (or any successor thereof) therein, (C) any action or failure to act by Outdoor Americas after the Split-Off (including, without limitation, any amendment to Outdoor Americas’ certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Outdoor Americas stock (including, without limitation, through the conversion of one class of Outdoor Americas Capital Stock into another class of Outdoor Americas Capital Stock), (D) any act or failure to act by Outdoor Americas or any Outdoor Americas Affiliate described in Section 6.01 (regardless whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 6.01(d)) or (E) any breach by Outdoor Americas of any of its agreements or representations set forth in Section 6.01(a) or Section 6.01(b).

(b) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 6.04(b), CBS shall be responsible for, and shall indemnify, defend, and hold harmless Outdoor Americas and its Affiliates and any Outdoor Americas Indemnified Party from and against, any Separation Tax Losses that are attributable to, or result from any one or more of the following: (A) the acquisition of all or a portion of CBS’s and/or its Affiliates’ stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by CBS with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of CBS or other Distributing Company representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by CBS or a member of the CBS Group described in Section 6.02 or any breach by CBS of any of its agreements or representations set forth in Section 6.02.

(c) To the extent that any Separation Tax Loss reasonably could be subject to indemnity under either or both Sections 6.04(a) and (b), responsibility for such Separation Tax Loss shall be shared by CBS and Outdoor Americas according to relative fault as determined by CBS in good faith.

Section 6.05 Payment of Separation Taxes.

(a) Calculation of Separation Taxes Owed. CBS shall calculate in good faith the amount of any Separation Tax Losses for which Outdoor Americas is responsible under Section 6.04. Such calculation shall be binding on Outdoor Americas absent manifest error.

(b) Notification of Separation Taxes Owed. At least 15 business days prior to the date of payment of any Separation Tax Losses, CBS shall notify Outdoor Americas of the amount of any Separation Tax Losses for which Outdoor Americas is responsible under Section 6.04. In connection with such notification, CBS shall make available to Outdoor Americas the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Separation Tax Losses attributable to Outdoor Americas pursuant to Section 6.04.

(c) Payment of Separation Taxes Owed.

(i) At least 10 Business Days prior to the date of payment of any Separation Tax Losses with respect to which Outdoor Americas has received notification pursuant to Section 6.05(b), Outdoor Americas shall pay to CBS the amount attributable to the Outdoor Americas Group as calculated by CBS pursuant to Section 6.05(a). Notwithstanding anything to the contrary in Section 3.03(c), if CBS determines that it does not have a reasonable basis to file a Tax Return in a manner consistent with the Tax Opinions/Rulings, Outdoor Americas shall pay the amount of Separation Tax Losses for which it is responsible, as determined by CBS pursuant to Section 6.05(a) and reported to Outdoor Americas pursuant to Section 6.05(b), at least 10 Business Days before such Tax Return is due (taking into account extensions).

(ii) With respect to all other Separation Tax Losses, Outdoor Americas shall pay to CBS the amount attributable to the Outdoor Americas Group as calculated by CBS pursuant to Section 6.05(a) within 5 business days of the receipt by Outdoor Americas of notification of the amount due.

Section 6.06 If CBS determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Split-Off, Outdoor Americas agrees to take any such action that is necessary to effect such election. If such a protective election is made, then this Agreement shall be amended in such a manner as is determined by CBS in its good faith to take into account the Tax Benefits resulting from such election.

Article 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Article 8. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Outdoor Americas shall cooperate with CBS and take any and all actions reasonably requested by CBS in connection with obtaining the Tax Opinions/Rulings (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor or Tax Authority).

(b) Any information or documents provided under this Article 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither CBS nor any CBS Affiliate shall be required to provide Outdoor Americas or any Outdoor Americas Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Outdoor Americas, the business or assets of Outdoor Americas or any Outdoor Americas Affiliate and (ii) in no event shall CBS or any CBS Affiliate be required to provide Outdoor Americas, any Outdoor Americas Affiliate or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege. In addition, in the event that CBS determines that the provision of any information or documents to Outdoor

Americas or any Outdoor Americas Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Article 7 in a manner that avoids any such harm or consequence.

Section 7.02 Tax Return Information. Outdoor Americas and CBS acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by CBS or Outdoor Americas pursuant to this Agreement. Outdoor Americas and CBS acknowledge that failure to conform to the deadlines set forth in this Agreement could cause irreparable harm.

Section 7.03 Reliance by CBS. If any member of the Outdoor Americas Group supplies information to a member of the CBS Group in connection with Taxes and an officer of a member of the CBS Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the CBS Group identifying the information being so relied upon, the chief financial officer of Outdoor Americas (or any officer of Outdoor Americas as designated by the chief financial officer of Outdoor Americas) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04 Reliance by Outdoor Americas. If any member of the CBS Group supplies information to a member of the Outdoor Americas Group in connection with Taxes and an officer of a member of the Outdoor Americas Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Outdoor Americas Group identifying the information being so relied upon, the chief financial officer of CBS (or any officer of CBS as designated by the chief financial officer of CBS) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Article 8. Tax Records.

Section 8.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records and related work papers and other documentation in its possession as of the date hereof for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 60 Business Days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 60 Business Days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 60 Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Outdoor Americas determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Outdoor Americas may decommission or discontinue such program or system upon 90 days’ prior notice to CBS and CBS shall have the opportunity, at its cost and expense, to copy, within such 60 Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, at the cost and expense of such other Company, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03 Preservation of Privilege. No member of the Outdoor Americas Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Final Distribution Date to which Privilege may reasonably be asserted without the prior written consent of CBS.

Article 9. Tax Contests.

Section 9.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it reasonably expects to be indemnified by the other Company hereunder or for which it reasonably may be required to indemnify the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax pursuant to Article 2 hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(b) Joint Return. In the case of any Tax Contest with respect to any Joint Return, CBS shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 9.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(d) Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Power of Attorney. Each member of the Outdoor Americas Group shall execute and deliver to CBS (or such member of the CBS Group as CBS shall designate) any power of attorney or other similar document reasonably requested by CBS (or such designee) in connection with any Tax Contest (as to which CBS is the Controlling Party) described in this Article 9 within 2 business days of such request. Each member of the CBS Group shall execute and deliver to Outdoor Americas (or such member of the Outdoor Americas Group as Outdoor Americas shall designate) any power of attorney or other similar document requested by Outdoor Americas (or such designee) in connection with any Tax Contest (as to which Outdoor Americas is the Controlling Party) described in this Article 9 within 2 business days of such request.

Article 10. Effective Date. This Agreement shall be effective as of the date hereof.

Article 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 12. Treatment of Payments.

Section 12.01 Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Contribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Except to the extent provided in Section 12.02, any Tax indemnity payment made by a Company under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Company receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 12.02 Interest Under This Agreement. Notwithstanding anything herein to the contrary, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 13. Disagreements.

Section 13.01 Discussion. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the CBS Group and any member of the Outdoor Americas Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.

Section 13.02 Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Company, will be referred for resolution to representatives of the parties at a senior level of management of the parties pursuant to the procedures set forth in Section 8.02(a) of the Separation Agreement.

Section 13.03 Referral to Tax Advisor. If the parties are not able to resolve the Dispute through the escalation process referred to above, then the matter will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within 15 Business Days following the completion of the escalation process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than 30 Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 13.04 Injunctive Relief. Nothing in this Article 13 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, CBS and Outdoor Americas are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of CBS and Outdoor Americas will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Article 13.

Article 14. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 14 or the interest rate provided under such other provision.

Article 15. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 16. General Provisions.

Section 16.01 Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 16.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 16.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

(i)	if to CBS:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn: General Tax Counsel

(ii)	if to Outdoor Americas:

CBS Outdoor Americas Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

Attn: General Tax Counsel

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 16.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 16.03 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 16.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 16.05 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 16.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article 9.

Section 16.07 Integration. This Agreement, together with each of the exhibits appended hereto, contains the entire agreement between the Companies with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the CBS Group, on the one hand, and any member or members of the Outdoor Americas Group, on the other hand. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 16.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 16.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.10 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 16.11 Governing Law. The internal laws of the State of New York (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 16.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 16.13 Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 16.14 Outdoor Americas Subsidiaries. If, at any time, Outdoor Americas acquires or creates one or more subsidiaries that are includable in the Outdoor Americas Group, they shall be subject to this Agreement and all references to the Outdoor Americas Group herein shall thereafter include a reference to such subsidiaries.

Section 16.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of CBS or Outdoor Americas succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 16.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement, including Section 6.01, were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, including Section 6.01, and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

CBS CORPORATION, a Delaware corporation

By:
Name:
Title:

CBS OUTDOOR AMERICAS INC., a Maryland corporation

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]